Exhibit 4.31

RULES

OF

THE WOLSELEY

RESTRICTED SHARE PLAN 2006

Approved by a resolution of the Remuneration Committee

on 19 October 2006

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RULES OF THE WOLSELEY RESTRICTED SHARE PLAN 2006

1.	INTERPRETATION

1.1	In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

	Acting In Concert	the meaning given to that expression in the City Code on Takeovers and Mergers in its present form or as amended from time to time;

	Adoption Date	the date on which the Plan is adopted by the Committee;

	Award	a conditional right to acquire Shares granted by the Committee under the Plan;

	Award Certificate	the certificate issued in respect of the grant of an Award under rule 2.3;

	Committee	the remuneration committee or some other duly authorised committee of the board of directors of the Company consisting exclusively of non executive directors (which expression shall include the Chairman of the Company if he is a member of the Committee);

	Company	Wolseley plc incorporated in England and Wales under company number 29846;

	Control	the meaning given to that word by section 719 of ITEPA;

	Date of Grant	the date on which an Award is granted to a Participant determined in accordance with rule 2.3;

	Eligible Employee	an employee of any member of the Group (excluding an executive director and the Chairman of the Company) who devotes the majority of their time to the Company’s business or to that of members of the Group;

	Group	the Company and its Subsidiaries from time to time and the expression “member of the Group” shall be construed accordingly;

	ITEPA	the Income Tax (Earnings and Pensions) Act 2003;

	Listing Rules	the Listing Rules published by the United Kingdom Listing Authority;

	Participant	an Eligible Employee who has received an Award which has not Vested, lapsed or been surrendered or forfeited;

	Plan	the Wolseley Restricted Share Plan 2006;

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Salary	with respect to an Award, the Participant’s base salary at the annual rate on the Date of Grant of that Award excluding any other benefits or amounts. Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling using the exchange rate prevailing on the dealing day immediately preceding the Date of Grant;

Shares	fully paid ordinary shares in the capital of the Company;

Subsidiary	the meaning given to that word in section 736 of the Companies Act 1985;

Tax Liability	means any amount of tax or social security contributions for which a Participant would or may be liable and for which a member of the Group or former member of the Group would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

Vest	a Participant becoming entitled to have Shares transferred to him (or his nominee) in accordance with rule 3.2 and “Vesting” shall be construed accordingly; and

Vested Shares	those Shares in respect of which an Award Vests.

In the Plan, unless otherwise specified:

1.2.1	the contents and rule headings are inserted for ease of reference only and do not affect their interpretation;

1.2.2	a reference to a rule is a reference to a rule of the Plan;

1.2.3	a reference to writing includes any mode of reproducing words in a legible form;

1.2.4	the singular includes the plural and vice-versa and the masculine includes the feminine;

1.2.5	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof; and

1.2.6	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

2.	GRANT OF AWARDS

2.1	Awards granted by Committee

Subject to rule 2.8, the Committee may, at such time or times as it shall determine in its absolute discretion on or after the Adoption Date, grant Awards to Eligible Employees under the Plan on such terms as it shall in its absolute discretion determine.

2.2	Individual limit

The maximum total market value of Shares (calculated as set out in this rule) over which Awards may be granted to any employee during any financial year of the Company is one-

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third of his Salary (unless the Committee determines that a different percentage figure should apply).

For the purpose of this rule 2.2 the market value of the Shares over which an Award is granted shall be taken to be an amount equal to the middle-market quotation of such Shares (as derived from the London Stock Exchange Daily Official List) on the dealing day before the Date of Grant or, if the Committee so determines, the average of the middle market quotations during a period determined by the Committee not exceeding the 5 dealing days ending with the dealing day before the Date of Grant provided such dealing day(s) do not fall within any period when dealings in Shares are prohibited under the Company’s share dealing code.

2.3	Procedure for grant of Awards and Date of Grant

An Award shall be granted by the Committee passing a resolution granting the Award. The Date of Grant of the Award shall be the date on which the Committee passes the resolution. As soon as reasonably practicable following the grant of the Award, the Company shall execute as a deed a certificate in respect of the Award and send it to the Participant.

2.4	Contents of Award Certificate

An Award Certificate shall state inter alia:

	2.3.1	the Date of Grant;

	2.3.2	the number of Shares comprised in the Award; and

	2.3.3	the date or dates on which the Award will ordinarily Vest, which shall not normally be earlier than three years from the Date of Grant.

Subject thereto, an Award Certificate shall be in such form as the Committee may determine from time to time.

2.5	Duration of Plan

An Award may not be granted:

	2.4.1	earlier than the Adoption Date; nor

	2.4.2	later than the tenth anniversary of the Adoption Date.

2.6	Right to renounce Awards

A Participant may, by notice, in writing to the Company within thirty days after the Date of Grant renounce (in whole but not in part) his rights under the Award. In such a case, the Award shall to that extent be treated, for the purpose of the Plan, as never having been granted. No consideration shall be due from the Company for any such renunciation.

2.7	Non-transferability and bankruptcy

An Award shall be personal to a Participant and shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award or if he is declared bankrupt.

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2.8	Approvals and consents

The grant of an Award shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other UK or overseas regulation or enactment related to the grant of Awards to Eligible Employees in the jurisdictions in which they are resident.

2.9	Method of satisfying Awards

An Award can only be satisfied by the transfer of Shares (other than the transfer of treasury Shares). No new Shares may be issued under the Plan.

3.	VESTING OF AWARDS

3.1	Timing of Vesting

Subject to rule 3.3, an Award will Vest on the third anniversary of the Date of Grant, except where earlier Vesting occurs under rules 4 or 5.

3.2	Consequences of Vesting

On or as soon as reasonably practicable after the Vesting of an Award, the Committee shall, subject to rule 3.4, procure the transfer of the Vested Shares to the Participant (or a nominee for him).

3.3	Restrictions on Vesting

An Award shall not Vest unless and until the provisions of rule 3.4 are complied with and until the transfer of Shares after such Vesting would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment related to the Vesting of an Award in the jurisdictions in which the relevant Participant is resident.

3.4	Payment of Tax Liability

Unless the Participant shall have discharged the amount required to defray the Tax Liability which arises on Vesting to the satisfaction of the Company, the Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant member of the Group or former member of the Group receives the amount required to discharge the Tax Liability which arises on Vesting.

4.	LEAVERS

4.1	Good leavers

If a Participant ceases to be an employee of a member of the Group prior to the third anniversary of the Date of Grant by reason of:

	4.1.1	death;

	4.1.2	disability (evidenced to the satisfaction of the Committee);

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	4.1.3	redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent;

	4.1.4	retirement;

	4.1.5	his office or employment being with either a company which ceases to be a member of the Group or relating to a business or part of a business which is transferred to a person who is not a member of the Group; or

	4.1.6	for any other reason, if the Committee so decides in its absolute discretion then subject to rules 3, his Award shall Vest on the date of cessation and rule 4.3 shall apply.

4.2	Cessation of employment in other circumstances

If a Participant ceases to be an employee of a member of the Group for any reason other than those specified in rule 4.1, his Award shall lapse immediately on such cessation.

4.3	Reduction of Award

Where the Award Vests on or after a Participant ceasing to be an employee of a member of the Group, the Committee shall determine the number of Vested Shares of that Award by applying a pro rata reduction to the number of Shares comprised in the Award based on the period of time after the Date of Grant and ending on the date of cessation relative to the period of three years, unless the Committee, decides in its absolute discretion that a pro rata reduction is inappropriate in any particular case.

For the avoidance of doubt, this rule 4.3 shall not apply where Awards Vest under rules 5.1 to 5.3.

4.4	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this rule 4 as ceasing to be an employee of a member of the Group until such time as he is no longer an employee of any member of the Group. If any Participant ceases to be an employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be an employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee.

The reason for the termination of office or employment of a Participant shall be determined by reference to rule 4.1 and rule 4.2 regardless of whether such termination was lawful or unlawful.

5.	TAKEOVER, RECONSTRUCTION, AMALGAMATION OR WINDING UP OF COMPANY

5.1	General offer for Company

Subject to rules 3.3 and 5.6, if a person obtains Control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company (other than any Shares already held by him or a person Acting In Concert with him) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, Awards will Vest on the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

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5.2	Reconstruction or amalgamation of Company

Subject to rules 3.3 and 5.6, if a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985, Awards will Vest on the court sanction date.

5.3	Winding-up of Company

Subject to rules 3.3 and 5.6, if notice is given of a resolution for the voluntary or the compulsory winding-up of the Company, Awards will Vest on the date the notice is given.

5.4	Meaning of “obtains Control of the Company”

For the purpose of rule 5, a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

5.5	Notification to Participant

The Committee shall, as soon as reasonably practicable explain to Participants how the occurrence of any of the events referred to in rule 5 affects his position under the Plan.

5.6	Internal reorganisations

In the event that:

	5.6.1	a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in rule 5.1 or a compromise or arrangement referred to in rule 5.2; and

	5.6.2	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under rules 5.1 or 5.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The rules of the Plan will apply to any new award granted under this rule 5.6 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

6.	RELATIONSHIP OF PLAN TO CONTRACT OF EMPLOYMENT

6.1	Notwithstanding any other provision of the Plan:

	6.1.1	the Plan shall not form part of any contract of employment between the Company or any Subsidiary and a Participant;

	6.1.2	unless expressly so provided in his contract of employment, no Participant has any right to be granted an Award;

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	6.1.3	the benefit to a Participant of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

	6.1.4	nothing in the Plan shall in any way be construed as imposing upon any member of the Group a contractual obligation as between the member of the Group and a Participant to contribute to the Plan; and

	6.1.5	if a Participant ceases to be employed within the Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to be employed within the Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

6.2	By accepting the grant of an Award and not renouncing it, a Participant is deemed to have agreed to the provisions of this rule 6.

7.	ADJUSTMENT OF AWARDS

In the event of any variation of the share capital of the Company or a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee may make such adjustments as it considers appropriate to the number of Shares comprised in an Award.

8.	ADMINISTRATION OF PLAN

8.1	Committee responsible for administration

The Committee shall be responsible for, and shall have the conduct of, the administration of the Plan. The Committee may from time to time make, amend or rescind regulations for the administration of the Plan provided that such regulations shall not be inconsistent with the rules of the Plan.

8.2	Committee’s decision final and binding

The decision of the Committee shall be final and binding in all matters relating to the administration of the Plan, including but not limited to the resolution of any dispute concerning, ambiguity in, or any inconsistency of, the rules of the Plan or any document used in connection with the Plan.

8.3	Discretionary nature of Plan

All Awards shall be granted entirely at the discretion of the Committee.

8.4	Provision of information

Each Participant shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its reporting obligations to any revenue or other authority.

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8.5	Cost of Plan

The cost of introducing and administering the Plan shall be met by the Company and if so requested by the Company by other members of the Group who employ Participants.

9.	AMENDMENT OF PLAN

9.1	Power to amend Plan

Subject to rule 9.2, the Committee may from time to time terminate or suspend the Plan, amend the rules of the Plan or any of the terms on which an Award has been made.

9.2	Rights of Participants

No alteration to the material disadvantage of Participants shall be made under rule 9.1 unless:

	9.2.1	the Committee shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

	9.2.2	the alteration is approved by a majority of those Participants who have given such an indication

9.3	Notification to Participants

The Committee shall, as soon as reasonably practicable, notify the Participants of any suspension or termination of the Plan or of any amendment to the rules of the Plan under this rule 9 and explain how it affects his position under the Plan.

10.	NOTICES

10.1	Notice by Company

Any notice, document or other communication given by, or on behalf of, the Company to any person in connection with the Plan shall be deemed to have been duly given if delivered by hand or sent by email or fax to him at his place of work, if he is employed within the Group, or sent through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given 72 hours after posting or sending.

10.2	Death of a Participant

Any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that the Participant is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which notices, documents and other communications are to be sent.

10.3	Notice to Company

Any notice, document or other communication given to the Company in connection with the Plan shall be delivered by hand or sent by e-mail, fax or post to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Participants but shall not in any event be duly given unless it is actually received at such address.

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11.	GOVERNING LAW AND JURISDICTION

11.1	Governing law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Awards granted under them shall be governed by the law of England and Wales.

11.2	Jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

11.3	Jurisdiction agreement for benefit of Company only

The jurisdiction agreement contained in this rule 11 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

11.4	Participant deemed to have agreed to submit to jurisdiction

By accepting the grant of an Award and not renouncing it, Participants are deemed to have agreed to submit to such jurisdiction.

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THE WOLSELEY RESTRICTED SHARE PLAN 2006

AWARD CERTIFICATE

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE

To:	[Participant]

Date of Grant:

Dear Colleague

The Wolseley Restricted Share Plan 2006 (the “Plan”)

Wolseley plc (“the Company”) has granted you a share based award (the “Award”) calculated by reference to one-third of your salary at the annual rate as at the Date of Grant and converted into sterling on the dealing day before the Date of Grant. The number of Wolseley ordinary shares comprised in your Award is [insert number].

The Award was made on the terms of, and subject to, the rules of the Plan. The rules are legally binding and are incorporated in the Award. The definitions in the rules of the Plan apply for all purposes of this Award Certificate.

The Award will vest only in accordance with the rules of the Plan. In particular, the Award will normally vest on the third anniversary of the Date of Grant.

When the Award vests you may be subject to income tax and social security contributions. If either of these applies, the appropriate sums will be deducted from any Vested Shares due to you unless you make other arrangements satisfactory to the Company to discharge the same.

The Award is personal to you and other than in the event of your death, is not transferable and will lapse immediately should you purport to transfer, charge or otherwise alienate the Award.

EXECUTED by the Company as a deed and delivered on [    ] 2007.

EXECUTED as a deed by	)
WOLSELEY PLC	)
acting by a director and its secretary

Director

Secretary

NOTE: This Award is personal to the Participant named above and his/her personal representatives and may not be transferred. Participation in the Plan is subject to the rules of the Plan. You can obtain a copy of the rules of the Plan from the Human Resources Department. Participation in, and the operation of, the Plan will not form part of or affect your contract of employment or your employment relationship, nor will they give you the right to continued employment. Specific provisions are included in the rules of the Plan under which you waive any claims to any compensation or other benefit in respect of the Plan when you leave employment.